Exhibit 10.10

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 6 day of December 2018 (the “Amendment Effective Date”), by and between BMR-ROAD TO THE CURE LP, a Delaware limited partnership (“Landlord”), and ZENO PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of November 12, 2015 (as the same may have been amended, supplemented or modified from time to time, the “Lease”), with respect to certain premises known as Suite 205 (the “Premises”) on the second floor of the building located at 10835 Road to the Cure in San Diego, California (the “Building”); and

B. WHEREAS, Landlord and Tenant now desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. From and after the Amendment Effective Date, the term “Lease” shall mean the Lease, as amended by this Amendment.

2. Term. The Term is hereby extended for an additional 38 months, commencing on April 22, 2019 (the “Extension Term Commencement Date”) and expiring on June 21, 2022 (the “Amended Term Expiration Date”), subject to extension or earlier termination in accordance with the Lease (the “Extension Term”). From and after the Amendment Effective Date, the term “Term,” as used in the Lease, shall mean the Term, as extended by the Extension Term, and the term “Term Expiration Date” shall mean the Amended Term Expiration Date.

3. Base Rent. During the Extension Term, the monthly and annual Base Rent for the Premises shall be as follows:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Month 1-2	11,121	$0.00 monthly	$0.00	N/A
Month 3-12	11,121	$4.00 monthly	$44,484.00	$533,808.00
Month 13-24	11,121	$4.12 monthly	$45,818.52	$549,822.24
Month 25-36	11,121	$4.24 monthly	$47,153.04	$565,836.48
Month 37-38	11,121	$4.37 monthly	$48,598.77	$583,185.24

4. Rent Adjustments. The Base Rent for the Premises during the Extension Term shall be subject to annual upward adjustments of three percent (3%) of the then-current Base Rent, with the first adjustment becoming effective commencing on the first (1st) anniversary of the Extension Term Commencement Date and subsequent adjustments becoming effective on every successive anniversary of the Extension Term Commencement Date. The amounts set forth in the table of Base Rent set forth in Section 3 above reflect such annual upward adjustments.

5. Base Rent Abatement. The Base Rent Abatement set forth in Section 7.5 of the Lease shall not apply to the Extension Term. Provided that Tenant is not in monetary default (without reference to any notice or cure periods) or material non-monetary default (beyond applicable notice and cure periods) under the Lease, Landlord agrees to abate Tenant’s obligation to pay Base Rent for the Premises for the first two (2) months of the Extension Term (the “Extension Term Base Rent Abatement”). The period of time in which Tenant is entitled to any Extension Term Base Rent Abatement shall be referred to herein as the “Extension Term Base Rent Abatement Period.” During the Extension Term Base Rent Abatement Period, Tenant will remain responsible for the payment of the Property Management Fee (which shall be calculated as if there were no Extension Term Base Rent Abatement and Tenant were paying Base Rent of $44,484.00 per month), utilities, Tenant’s Adjusted Share of Operating Expenses and all Additional Rent attributable to the Premises. Tenant acknowledges and agrees that the foregoing Extension Term Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under the Lease. If Tenant shall be in monetary default (without reference to any notice or cure periods) or material non-monetary default (beyond applicable notice and cure periods) under the Lease, then Tenant’s right to receive the Extension Term Base Rent Abatement for the Extension Term Base Rent Abatement Period shall automatically terminate and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full. The Extension Term Base Rent Abatement shall be personal to the original Tenant and any Tenant’s Affiliate that assumes the original Tenant’s interest in the Lease pursuant to an Exempt Transfer and shall only apply to the extent that the original Tenant or a Tenant’s Affiliate that assumes the original Tenant’s interest in the Lease pursuant to an Exempt Transfer (and not any assignee, or any sublessee or other transferee of the original Tenant’s interest in this Lease pursuant to a Transfer that is not an Exempt Transfer) is the Tenant under this Lease during the Extension Term Base Rent Abatement Period.

6. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Extension Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except for any repair and maintenance obligations of Landlord as may be expressly provided in the Lease.

7. Termination Option. If (a) Tenant delivers to Landlord written notice that Tenant desires to expand the Premises to include additional premises at the Building, and (b) after Landlord’s receipt of such written notice from Tenant, Landlord and Tenant fail to execute and deliver a further amendment to the Lease expanding the Premises to include such additional premises at the Building, but Landlord’s Affiliate (as hereinafter defined) and Tenant execute and deliver a lease for additional premises comprising at least twenty thousand (20,000) square feet of Rentable Area for office and laboratory use at another building owned by Landlord’s Affiliate located in San Diego, California (an “Expansion Lease”), then upon the satisfaction of the conditions described in subsections (a) and (b) above (the “Termination Option Conditions”), Tenant shall have the one-time unilateral right to terminate the Lease, on the terms and conditions set forth in this Section 7 (the “Termination Option”). For purposes of this Section 7. “Landlord’s Affiliate” shall mean another entity that controls, is controlled by or is under common control with Landlord, where “control” means owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another entity or possessing (directly or indirectly) the power to direct or cause the direction of the management and policies of such entity.

7.1 In the event that the Termination Option Conditions are satisfied, then Tenant may exercise the Termination Option by delivering to Landlord, within ninety (90) days after satisfaction of the Termination Option Conditions, written notice informing Landlord that Tenant has elected to exercise the Termination Option (the “Termination Notice”). Time shall be of the essence as to Tenant’s exercise of the Termination Option pursuant to this Section 7, and the period of time within which Tenant may exercise the Termination Option shall not be extended or enlarged for any reason whatsoever, including by reason of Force Majeure.

7.2 If Tenant exercises the Termination Option by delivering the Termination Notice within ninety (90) days after the full execution and delivery of the Expansion Lease by both parties thereto in accordance with Section 7.1 above, then the Lease shall terminate on the date set forth in the Termination Notice (provided that (a) such date shall be no earlier than the date upon which the term of the Expansion Lease commences in accordance with the Expansion Lease (the “Expansion Lease Term Commencement Date”), and (b) if a date is not specified in the Termination Notice, or if the date set forth in the Termination Notice is earlier than the Expansion Lease Term Commencement Date, then such date shall be the Expansion Lease Term

Commencement Date) (such date, the “Effective Termination Date”), and the Lease shall thereafter be of no further force or effect and neither party shall have any further rights or obligations with respect to the Premises under the Lease, except with respect to those terms, conditions and provisions that, by their express terms, survive the expiration or earlier termination of the Lease (including, without limitation, Tenant’s obligations under Section 7.3 below). If Tenant does not exercise the Termination Option by delivering the Termination Notice within ninety (90) days of full execution and delivery of the Expansion Lease by both parties thereto, Tenant shall be conclusively deemed to have irrevocably waived the Termination Option and shall have no further right to exercise the Termination Option or to terminate the Lease pursuant to the Termination Option, and the Lease shall remain in full force and effect with respect to the Premises.

7.3 In the event that Tenant exercises the Termination Option in accordance with Section 7.1 above, then Tenant shall surrender the Premises to Landlord on the Effective Termination Date in accordance with all of the terms, conditions and provisions of the Lease. If Tenant fails to surrender the Premises in accordance with all of the terms, conditions and provisions of the Lease on or before the Effective Termination Date, then Tenant shall be deemed in holdover of the Premises without Landlord’s prior written consent pursuant to the terms, conditions and provisions of Section 27.2 of the Lease. In the event Tenant exercises the Termination Option in accordance with Section 7.1, Tenant’s obligations under this Section 7.3 shall survive the Effective Termination Date.

7.4 Tenant’s right to exercise the Termination Option shall be personal to the original Tenant and any Tenant’s Affiliate that assumes the original Tenant’s interest in the Lease pursuant to an Exempt Transfer and shall only apply to the extent that the original Tenant or a Tenant’s Affiliate that assumes the original Tenant’s interest in the Lease pursuant to an Exempt Transfer (and not any assignee, or any sublessee or other transferee of the original Tenant’s interest in this Lease pursuant to a Transfer that is not an Exempt Transfer) is the Tenant under this Lease.

8. Option to Extend Term. From and after the Amendment Effective Date, Tenant shall continue to have one (1) Option to extend the Term in accordance with Section 42 of the Lease, except that the Option shall be amended to be an Option to extend the Term by three (3) years instead of four (4) years, and therefore the phrase “four (4) years” in the first sentence of Section 42 is hereby deleted and replaced with “three (3) years”.

9. Acknowledgement of No Assignment. The parties acknowledge and agree that any attempted assignments of the Lease prior to the Amendment Effective Date are null and void and without force or effect.

10. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Cushman & Wakefield (“Broker”), and Tenant agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense)

and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. Landlord shall pay a leasing commission to Broker in connection with this Amendment pursuant to a separate agreement between Landlord and Broker, subject to and contingent upon the execution and delivery of this Amendment by Landlord and Tenant and satisfaction of any other conditions precedent to the payment of such commission set forth in such separate agreement. Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this proposal other than Broker, and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with the Amendment. Landlord agrees to reimburse, indemnify, save, defend and hold Tenant harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

11. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

12. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

13. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

14. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

15. Authority. Each party guarantees, warrants and represents that the individual or individuals signing this Amendment on its behalf have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

16. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Amendment Effective Date set forth above.

LANDLORD:

BMR-ROAD TO THE CURE LP, a Delaware limited partnership

By:	/s/ Marie Lewis
Name:	Marie Lewis
Title:	Vice President, Legal

TENANT:

ZENO PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Kevin Bunker, Ph.D.
Name:	Kevin Bunker, Ph.D.
Title:	Chief Operating Officer